Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 20, 2025 relating to the consolidated financial statements of Biofrontera Inc. as of and for the year ended December 31, 2024 appearing in the Annual Report on Form 10-K of Biofrontera, Inc. for the year ended December 31, 2025.

/s/ Marcum llp

Morristown, New Jersey

July 22, 2026